Exhibit 10.3

[Cantel Medical Corp. Letterhead]

December 18, 2006

TO:  ERIC W. NODIFF

Dear Eric:

This letter confirms that the term of your Employment Agreement dated January 1, 2005 has been extended for a one year period ending December 31, 2008.

Please acknowledge and confirm your agreement to the extension by signing and returning a copy of this letter to Joanna Albrecht.

Sincerely,

/s/ James P. Reilly
President and CEO

ACKNOWLEDGED and CONFIRMED:

/s/ Eric W. Nodiff
Eric W. Nodiff